SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1 ) *

Poshmark, Inc.

(Name of Issuer)

Class A Common Stock of $0.0001 par value per share

(Title of Class of Securities)

73739W 10 4

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐     Rule 13d-1(b)

☐     Rule 13d-1(c)

☒     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 73739W 10 4	13G

1.	Names of Reporting Persons Menlo Ventures XI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13G is filed by Menlo Ventures XI, L.P. (“Menlo XI”), MMEF XI, L.P. (“MMEF XI”), Menlo Special Opportunities Fund, L.P. (“MSOP”), MMSOP, L.P. (“MMSOP” and, together with Menlo XI, MMEF XI and MSOP, the “Menlo Funds”), MV Management XI, L.L.C. (“MVM XI”), MSOP GP, L.L.C. (“MSOP GP” and, together with MVM XI and the Menlo Funds, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 73739W 10 4	13G

1.	Names of Reporting Persons MMEF XI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 73739W 10 4	13G

1.	Names of Reporting Persons MV Management XI, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 73739W 10 4	13G

1.	Names of Reporting Persons Menlo Special Opportunities Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 73739W 10 4	13G

1.	Names of Reporting Persons MMSOP, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 73739W 10 4	13G

1.	Names of Reporting Persons MSOP GP, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 73739W 10 4	13G

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of the Class A Common Stock of $0.0001 par value per share of Poshmark, Inc. (the “Issuer”).

Item 1(a).	Name of Issuer:

Poshmark, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Officers:

203 Redwood Shores Parkway, 8th Floor
Redwood City, California

Item 2(a).	Name of Person(s) Filing:

The persons and entities filing this statement are Menlo Ventures XI, L.P. (“Menlo XI”), MMEF XI, L.P. (“MMEF XI”), Menlo Special Opportunities Fund, L.P. (“MSOP”), MMSOP, L.P. (“MMSOP” and, together with Menlo XI, MMEF XI and MSOP, the “Menlo Funds”), MV Management XI, L.L.C. (“MVM XI”), MSOP GP, L.L.C. (“MSOP GP” and, together with MVM XI and the Menlo Funds, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

Item 2(b).	Address of Principal Business Office:

Menlo Ventures

1300 El Camino Real, Suite 150

Menlo Park, California 94025

Item 2(c).	Citizenship or Place of Organization:

Each of the Menlo Funds is a Delaware limited partnership and MSOP GP and MVM XI are Delaware limited liability companies.

Item 2(d).	Title of Class of Securities:

Class A Common Stock, par value $0.001 per share

Item 2(e).	CUSIP Number:

73739W 10 4

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

CUSIP No. 73739W 10 4	13G

Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the beneficial ownership of Class A Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is presented as of December 31, 2021:

Reporting Persons	Shares Held Directly	Shared Voting Power	Shared Dispositive Power	Beneficial Ownership	Percentage of shares of Common Stock
Menlo XI	0	0	0	0	0%
MMEF XI	0	0	0	0	0%
MVM XI	0	0	0	0	0%
MSOP	0	0	0	0	0%
MMSOP	0	0	0	0	0%
MSOP GP	0	0	0	0	0%

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023

Menlo Ventures XI, L.P.
By:	MV Management XI, L.L.C.
Its:	General Partner

By:	/s/ Venky Ganesan
Venky Ganesan
Managing Member

MMEF XI, L.P.
By:	MV Management XI, L.L.C.
Its:	General Partner

By:	/s/ Venky Ganesan
Venky Ganesan
Managing Member

MV Management XI, L.L.C.

By:	/s/ Venky Ganesan
Venky Ganesan
Managing Member

Menlo Special Opportunities Fund, L.P.
By:	MSOP GP, L.L.C.
Its:	General Partner

By:	/s/ Venky Ganesan
Venky Ganesan
Managing Member

MMSOP, L.P.
By:	MSOP GP, L.L.C.
Its:	General Partner

By:	/s/ Venky Ganesan
Venky Ganesan
Managing Member

MSOP GP, L.L.C.

By:	/s/ Venky Ganesan
Venky Ganesan
Managing Member